UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

-------------------------

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

July 3, 2012

(Date of earliest event reported)

CONSOLIDATED WATER CO. LTD.

(Exact Name of Registrant as Specified in Charter)

Cayman Islands, B.W.I.	0-25248	98-0619652
(State or Other Jurisdiction of	(Commission File No.)	(IRS Employer Identification No.)
Incorporation)

Regatta Office Park

Windward Three, 4th Floor

West Bay Road, P.O. Box 1114

Grand Cayman, KY1-1102

Cayman Islands

(Address of Principal Executive Offices)

(345) 945-4277

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01        Other Events.

As previously disclosed in its filings with the Securities and Exchange Commission, and most recently in the Form 10-Q for the quarter ended March 31, 2012, Consolidated Water Co. Ltd. (the “Company”) has been involved in lengthy negotiations with the Cayman Islands government with respect to obtaining a renewal of its exclusive license to provide water to retail customers in the Seven Mile Beach and West Bay areas of Great Grand Cayman Island.  For the three months ended March 31, 2012, the Company generated approximately 39% of its consolidated revenues and 54% of its consolidated gross profits from its retail water operations conducted pursuant to the Company’s exclusive license.

The Company was recently advised in correspondence from the Cayman Islands government and the Water Authority-Cayman (“WAC”) that: (i) the WAC is now the principal negotiator, and not the Cayman Islands government, in these license negotiations, and (ii) the WAC has determined that the “rate of return on invested capital” model (“RCAM”) is in the best interest of the public and the Company’s customers.  RCAM is the rate model currently utilized in the electricity transmission and distribution license granted by the Cayman Islands government to the Caribbean Utilities Company, Ltd.

On July 3, 2012, in an effort to resolve several issues relating to the Company’s retail license renewal negotiations, the Company filed an Application for Leave to Apply for Judicial Review (the “Application’) with the Grand Court of the Cayman Islands (the “Court”), stating that:  (i) certain provisions of The Water Authority Law, 2011 and The Water (Production and Supply) Law, 2011, appear to be incompatible, (ii) the WAC’s roles as the principal license negotiator, statutory regulator and the Company’s competitor put the WAC in a position of hopeless conflict,  and (iii) the WAC’s decision to replace the Company’s rate structure under its current exclusive license with RCAM was predetermined and unreasonable.

Throughout the course of the retail license renewal negotiations, the Company has objected to the use of RCAM on the basis that the Company believes that such a model would not promote the efficient operation of the Company’s water utility and could ultimately increase water rates to the Company’s customers.

The Company believes that the Court will agree to consider the issues raised by the Company in the Application.  If the Court agrees to consider the issues set forth in the Application, the Company, the Cayman Islands government and the Water Authority-Cayman would have the opportunity to present their positions to the Court in a trial proceeding.

If the Court does not agree to consider the issues raised in the Application, the Company’s recourse would be to file an appeal with the Court of Appeal of the Cayman Islands or continue to engage in negotiations for a new license agreement with the Cayman Islands government.  If the Company does not ultimately enter into a new license agreement and no other party is awarded a license, the Company expects to be permitted to continue to supply water to the Company’s service area, subject to entering into a new license.  However, the terms of any new license may not be as favorable to the Company as the terms in its July 1990 license agreement.

It is possible that the Cayman Islands government could offer a third party a license to service some or all of the Company’s present service area.  In such event, the Company may assume the license offered to the third party by exercising its right of first refusal.  However, the terms of the new license agreement may not be as favorable to the Company as the terms under which the Company is presently operating and could reduce the operating income and cash flows that the Company has historically generated from its retail license and could require the Company to record an impairment loss to reduce the $3.6 million carrying value of the Company’s goodwill.  Such impairment loss could be material to the Company’s results of operations.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOLIDATED WATER CO. LTD.

By:	/s/ Frederick W. McTaggart
Name:	Frederick W. McTaggart
Title:	President & Chief
Executive Officer

Date: July 6, 2012